EXHIBIT 23.2

Consent of Haskell & White LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-108948, No. 333-112043 and No. 333-122026) of Cortex Pharmaceuticals, Inc. and in the related Prospectus and in the Registration Statements (Form S-8 No. 333-102042, No. 333-82477 and No. 333-20777) pertaining to the 1996 Stock Incentive Plan, the 1989 Incentive Stock Option, Nonqualified Stock Option and Stock Purchase Plan, the 1989 Special Nonqualified Stock Option and Stock Purchase Plan, and the Executive Stock Plan, of Cortex Pharmaceuticals, Inc. of our report dated February 23, 2005, with respect to the financial statements of Cortex Pharmaceuticals, Inc. included in its Annual Report on Form 10-K for six months ended December 31, 2004.

/s/ HASKELL & WHITE LLP

Irvine, California

March 21, 2005